Tri-Valley Announces $5.0 Million Registered Direct Offering;

Recent Asset Sale

BAKERSFIELD, CA, April 6, 2010---Tri-Valley Corporation (NYSE AMEX-TIV) announced today that it executed a Securities Purchase Agreement on April 6, 2010, with a group of institutional investors to purchase $5.0 million of its common stock and warrants in a registered direct offering of securities. Net proceeds from this offering will be used to drill a horizontal injector well to evaluate Steam Assisted Gravity Drainage (SAGD) at its Pleasant Valley heavy oil project at Oxnard, California, for future use in the development and production of heavy oil reserves. Tri-Valley will use the remaining proceeds for start-up operations of existing wells and production facilities on its Claflin property near Bakersfield, California, and for working capital purposes.

Under the terms of the definitive agreements, the investors purchased 3,846,154 shares of Tri-Valley's common stock at $1.30 per share, for a total of $5.0 million in gross proceeds, and received warrants to purchase up to 2,307,692 shares (the "Warrants") in the aggregate. The Warrants include Series A Warrants to purchase up to 1,153,846 shares of common stock at $1.50 per share for five years and Series B Warrants to purchase up to 1,153,846 shares of common stock at $1.95 per share for seven years.  Subject to certain limitations, the Company may also be obligated to issue to the investors a limited number of additional shares pursuant to certain purchase price share adjustments on July 2, 2010 and December 1, 2010 that may occur dependent upon the then current price of the Company’s common stock in relation to the original issue price.  All of such Warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such Warrants are subject to anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect.

The offering of the shares was made pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective by the SEC (file no. 333-163442) on March 16, 2010. Roth Capital Partners acted as financial advisor to the Company in the transaction.

Recent Asset Sale

Tri-Valley also announced that it has recently completed the $700,000 cash sale of a surplus steam generator, with a rated heating capacity of 50 million British thermal units per hour, which had been refurbished by its Great Valley Production Services subsidiary.  In addition, Tri-Valley is negotiating the sale of its South Belridge and Shields-Arms leases.  Based on a multiple of current annual net cash flow, the Company expects that the leases could generate an aggregate sales price of between $2.5 and $4.0 million.  However, the actual sales proceeds could vary due to a number of contingencies including, but not limited to, changes in oil and gas prices, future operating results or changes in reserve estimates.  The Company previously had identified these leases as being considered for divestiture in its Annual Report on Form 10-K for the year ended December 31, 2009.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE AMEX exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

Contact (for media and investors)
John E. Durbin
Chief Financial Officer
jdurbin@tri-valleycorp.com
(661) 864-0500